EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT


                                                        Percentage of Voting
Subsidiary                           Place Organized      Securities Owned
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Helix Securities Corporation           Massachusetts       Wholly owned

CTI-Cryogenics, Inc.                   Barbados            Wholly owned

Helix Technology UK Limited            England             Wholly owned

Helix Technology SA                    France              Wholly owned

Helix Technology GmbH                  Germany             Wholly owned

Helix Technology K.K.                  Japan               Wholly owned

Granville-Phillips Company             Washington          Wholly owned

Helix Vacuum Technology Ltd.           Taiwan              Wholly owned

Helix Technology Limited               Hong Kong           Wholly owned